As filed with the Securities and Exchange Commission on May 13, 2015

Registration No. 333-196042
Registration No. 333-180740
Registration No. 333-170069
Registration No. 333-170067
Registration No. 333-163918
Registration No. 333-160894
Registration No. 333-158382
Registration No. 333-117481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIPCRICKET, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0122076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 110th Avenue NE, Suite 410 Bellevue, WA 98004
(Address of Principal Executive Offices, Including Zip Code)

HIPCRICKET, INC. 2014 EQUITY INCENTIVE PLAN
AUGME TECHNOLOGIES, INC. 2010 INCENTIVE STOCK OPTION PLAN
STOCK OPTION AGREEMENTS DATED JUNE, AUGUST AND OCTOBER 2010 AND OCTOBER 2006
NONQUALIFIED STOCK OPTION AND FEE LETTER AGREEMENTS DATED NOVEMBER 2009
NONQUALIFIED STOCK OPTIONS DATED FEBRUARY 28, 2009 AND OTHER LISTED AGREEMENTS
LETTER AGREEMENTS DATED MARCH 2009
SURFNET MEDIA GROUP, INC. 2004 STOCK PLAN
(Full title of the plan)

Todd Wilson
Chief Executive Officer
Hipcricket, Inc.
110 110th Avenue NE, Suite 410
Bellevue, Washington 98004
(Name and address of agent for service)

(425) 452-1111
(Telephone number, including area code, of agent for service)

Copies to:

Faith M. Wilson Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101 (206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

Hipcricket, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to each of the following registration statements on Form S-8 (collectively, the Registration Statements”) to deregister securities of the Company, if any, that remain unsold under the Registration Statements.

•
Registration Statement on Form S-8 (File No. 333-196042), originally filed on May 16, 2014, registering 12,000,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for the Hipcricket, Inc. 2014 Equity Incentive Plan;

•
Registration Statement on Form S-8 (File No. 333-180740), originally filed on  April 16, 2012, registering  5,000,000 shares of Common Stock for the Augme Technologies, Inc. 2010 Incentive Stock Option Plan;

•
Registration Statement on Form S-8 (File No. 333-170069), originally filed on October 21, 2010, registering 4,620,000 shares of Common Stock issuable under Stock Option Agreements dated June, August and October 2010 and October 2006;

•
Registration Statement on Form S-8 (File No. 333-170067), originally filed on October 21, 2010, registering 10,000,000 shares of Common Stock for the Augme Technologies, Inc. 2010 Incentive Stock Option Plan;

•
Registration Statement on Form S-8 (File No. 333-163918), originally filed on December 22, 2009, registering 941,771 shares of Common Stock issuable under Nonqualified Stock Option and Fee Letter Agreements dated November 2009;

•
Registration Statement on Form S-8 (File No. 333-160894), originally filed on July 30, 2009, registering 1,670,000 shares of Common Stock  issuable under Nonqualified Stock Options dated February 28, 2009 and other listed agreements;

•	Registration Statement on Form S-8 (File No. 333-158382), originally filed on April 2, 2009, registering 180,146 shares of Common Stock issuable under Letter Agreements dated March 2009; and

•	Registration Statement on Form S-8 (File No. 333-117481), originally filed July 19, 2004, registering 2,000,000 shares of Common Stock for the SurfNet Media Group, Inc. 2004 Stock Plan.

On January 20, 2015, the Company filed a voluntary petition for relief under the Bankruptcy Code (the “Chapter 11 Petition”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Company continues to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.  As contemplated by the Company’s Plan of Reorganization (originally filed with the Bankruptcy Court on March 20, 2015 and as amended, modified, supplemented or reformed from time to time (the “Plan of Reorganization”)), all shares of capital stock of the Company outstanding on the effective date of the Plan of Reorganization, including shares of Common Stock, preferred stock and other direct or indirect ownership interests in the Company, and all options, warrants and other rights to acquire, sell or exchange any such securities or interests, will be cancelled, released and extinguished, and the holders of such equity interests shall not receive any distribution of property on account of such equity interests.

As a result of the Chapter 11 Petition and the contemplated Plan of Reorganization, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 13, 2015.

HIPCRICKET, INC.

By:	/s/ Todd Wilson
Name: Todd Wilson
Title: Executive Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2015.

Signature	Title

/s/ Todd Wilson	Executive Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)
Todd Wilson

/s/ Michael Brochu	Director
Michael Brochu

/s/ John M. Devlin, Jr.	Director
John M. Devlin, Jr.

/s/ Donald E. Stout	Director
Donald E. Stout